Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-143679) pertaining to the Special Deferral Election Plan and in the Registration Statement (Form S-8 No. 333-173810) pertaining to the Amended and Restated 2008 Omnibus Incentive Compensation Plan of DreamWorks Animation SKG, Inc. of our report dated February 24, 2011 with respect to the consolidated statements of operations, comprehensive income, equity and cash flows of DreamWorks Animation SKG, Inc. for the year ended December 31, 2010 included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ Ernst & Young LLP

Los Angeles, California
February 27, 2013